Exhibit 10.1

1.                  R E S T R I C T E D  S T O C K  A W A R D  C E R T I F I C A T E

Non-transferable

G R A N T  T O

____________

(“Grantee”)

by Premiere Global Services, Inc. (the “Company”) of

________

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Premiere Global Services, Inc. 2014 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless sooner vested in accordance with Section 2 of the Terms and Conditions, the restrictions imposed under Section 1 of the Terms and Conditions will expire as follows:

One-half of the Shares will vest on the date of the first payroll following our fourth quarter and year-end earnings release for 20__ (“Tranche 1”), but only to the extent of a percentage determined in accordance with the sliding scale based upon the percentage of achievement of the performance target, as set forth in Exhibit A hereto (the “LTI Performance Target”). Any Shares that are not earned upon the determination of the achievement of the LTI Performance Target shall be forfeited. A number of shares equal to the number of shares that vested in Tranche 1 shall vest on ___________; provided that Grantee is then still employed by the Company or any of its Affiliates on that date.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

Premiere Global Services, Inc.

By:
Its:

Grant Date:

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraphs (b) or (c) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) On the dates and to the extent set forth in Exhibit A; provided Grantee is then still employed by the Company or an Affiliate;

(b) As to all of the Restricted Shares, on the date of termination of Grantee’s employment by reason of death or Disability;

(c) With respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, as to all of the Restricted Shares based upon an assumed achievement of 100% of all of the performance goals, upon termination of Grantee’s employment by the Company without Cause or by Grantee with Good Reason (as such term is defined below) within one year after the effective date of the Change in Control; or

(d) As to all of such Restricted Shares, upon the effective date of such Change in Control based upon (i) an assumed achievement of 100% of all of the performance goals if the Change in Control occurs during the first half of the Performance Period, or (ii) the actual level of achievement of the performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of the Change in Control), if the Change in Control occurs during the second half of the Performance Period, except with respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control.

For purposes of this Award Certificate, “Cause” and “Good Reason” shall have the meaning as set forth in Grantee’s severance agreement with the Company or any of its Affiliates, as in effect from time to time.

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and Premiere Global Services, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Award Certificate, copies of which are on file in the offices of Premiere Global Services, Inc.”

Stock certificates for the Shares without the first above legend shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.

5. Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 1 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).

6. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company.

7. No Right of Continued Employment. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

8. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Award Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Premiere Global Services, Inc., 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305; Attn: Director, Stock Plan Management, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

Exhibit A

LTI Performance Target

The LTI Performance Target shall be 20__ Non-GAAP diluted earnings per share from continuing operations (“Non-GAAP EPS”) of $____. Non-GAAP EPS is determined based on constant foreign currency exchange rates as diluted net income per share from continuing operations, as reported, (i) excluding the impact of changes in tax laws or accounting principles, non-recurring tax adjustments and related interest, non-recurring regulatory fee adjustments, restructuring costs, excise and sales tax expense, excise and sales tax interest, asset impairments, net legal settlements and related expenses, equity-based compensation, acquisition-/divestiture-related costs, amortization, foreign exchange transaction gains and losses, the impact of purchase accounting adjustments related to deferred revenue, debt refinance costs and other non-recurring interest and any negative impact relating to material divestitures of Company assets or stock through reorganization, merger, consolidation, share exchange, spin-off, sale or other disposition or similar form of corporate transaction of a subsidiary, division or business unit for such transactions as approved by the Board and (ii) including the impact of acquisitions as approved by the Board and share repurchases pursuant to our Board-approved stock repurchase program.

Up to one-half of the Shares will vest on the date of the first payroll following our fourth quarter and year-end earnings release for 20__ (“Tranche 1”) determined based upon the following sliding scale, with data between points interpolated on a straight-line basis:

LTI Performance Percentage of Target	Percentage of Shares Vesting
<90%	0%
90%	70%
95%	85%
100%	100%

A number of shares equal to the number of shares that vested in Tranche 1 shall vest on ________; provided that Grantee is then still employed by the Company or any of its Affiliates on that date.